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                               The Starburst Fund
                          Certificate of Amendment #10


The undersigned, J. Christopher Donahue and C. Grant Anderson, being the duly elected and acting President and Assistant Secretary, respectively of The Starburst Funds (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that the following is a true and correct copy of the resolution adopted amending Article I Section 1 of the Declaration of Trust by the Board of Trustees of the Trust, pursuant to Article XII, Section 7 of the Declaration of Trust, at a meeting held on May 19, 1997.

VOTED: That the amendment to the Declaration of Trust changing the name of the Trust from The Starburst Funds to The Expedition Funds be, and it hereby is, approved.


Witness my hand this 20th day of May, 1997.



/s/ J. Christopher Donahue                      /s/ C. Grant Anderson
-----------------------------                   ----------------------------
J. Christopher Donahue                          C. Grant Anderson
President                                       Assistant Secretary